UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 29, 2007
Date of Report (Date of earliest event reported)
AMH HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-115543 (Commission File Number)	16-1693178 (IRS Employer Identification No.)
3773 State Road
Cuyahoga Falls, Ohio 44223
(Address of Principal Executive Offices)
(330) 929-1811
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
As previously disclosed in a Current Report on Form 8-K filed by Associated Materials Incorporated (the “Company”) on October 1, 2006, Dana R. Snyder, who had served as the Company’s Interim President and Chief Executive Officer from July 1, 2006, through October 1, 2006, and Associated Materials Incorporated (the “Company”) entered into an Agreement and General Release. Under the terms of the original Agreement and General Release, Mr. Snyder was to receive severance payments in the amount of one thousand dollars ($1,000) per month for a period until the earlier of (1) Mr. Snyder no longer serving as a member of the Company’s Board of Directors, or (2) Mr. Snyder reaching sixty-five (65) years of age (the “Severance Period”). The Company was to provide Mr. Snyder with the medical and dental benefits throughout the Severance Period, at the same rate of employee and Company shared costs of such coverage as are in effect from time to time for active employees of the Company.
On November 29, 2007, the Company and Mr. Snyder entered into amended Agreement and General Release (the “Separation Agreement”), whereby the Company has agreed to provide severance payments in the amount of one thousand dollars ($1,000) per month along with medical and dental benefits at the same rate of employee and Company shared costs of such coverage as are in effect from time to time for active employees of the Company until Mr. Snyder reaches sixty-five (65) years of age regardless of his status as a member of the Company’s Board of Directors. A copy of the Separation Agreement, dated as of November 29, 2007 by and between the Company and Mr. Snyder is attached as Exhibit 10.1 hereto and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit Number	Description of Document
10.1	Agreement and General Release by and between Dana R. Snyder and Associated Materials Incorporated, dated November 29, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMH HOLDINGS, INC.
DATE: December 4, 2007	By:	/s/ Cynthia L. Sobe
Cynthia L. Sobe
Vice President -- Finance, Interim Chief Financial Officer, Treasurer and Secretary

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